SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                February 17, 2004

                              BELLSOUTH CORPORATION
             (Exact name of registrant as specified in its charter)


                Georgia            1-8607            58-1533433
            (State or other     (Commission         (IRS Employer
            jurisdiction of     File Number)     Identification No.)
             incorporation)


Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia      30309-3610
            (Address of principal executive offices)            (Zip Code)


               Registrant's telephone number, including area code
                                 (404) 249-2000




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Item 5.  Other Events and Required FD Disclosure

On February 17, 2004, Cingular Wireless Corporation and Cingular Wireless LLC (together, "Cingular"), a joint venture between BellSouth Corporation ("BellSouth") and SBC Communications Inc. ("SBC"), entered into a merger agreement with AT&T Wireless ("AWE") under which Cingular would acquire all of the outstanding shares of AWE for $15 per share in cash. BellSouth and SBC have committed to fund the aggregate merger consideration of $41 billion, in proportion to their ownership of Cingular. Funding requirements for BellSouth will be approximately $16 billion.

The acquisition, which is subject to the approvals of AWE shareholders and federal regulatory authorities, and to customary closing conditions, is expected to be completed in the fourth quarter of 2004.

Upon completion of the transaction, AWE will become a wholly owned subsidiary of Cingular.

In addition to historical information, this document contains forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services;
(ii) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments;
(iii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iv) higher than anticipated cash requirements for investments, new business initiatives and acquisitions;
(v) unfavorable regulatory actions and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

(c)      Exhibits

     The following exhibit is filed as part of this report:

     Exhibit 99-a Agreement and Plan of Merger by and among AT&T Wireless Services, Inc., Cingular Wireless Corporation, Cingular Wireless LLC and Links I Corporation, and, solely with respect to Sections 5.3, 6.1(b), 6.5(b) and Article IX of the Agreement and Plan of Merger, SBC Communications Inc. and BellSouth Corporation dated as of February 17, 2004 (incorporated by reference to Exhibit 99.1 from the Current Report on Form 8-K of Cingular Wireless LLC dated February 17, 2004, File No. 001-31673)


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                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:  /s/ W. Patrick Shannon
     W. Patrick Shannon
     Vice President - Finance
     February 17, 2004